SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. _1_)*


                               Ringer Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    766907109
     -----------------------------------------------------------------------
                                 (CUSIP Number)



Check  the  following  box if a fee is being  paid with the  statement  [ ].
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                        (Continued on following page(s))


                                Page 1 of 8 Pages

                                  SCHEDULE 13G


---------------------------------                          -------------------
CUSIP No.   766907109                                      Page 2 of 8  Pages
          -----------------------                         --------    ---------


------------- -----------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Cherry Tree Ventures II, a limited partnership
              FIN:  41-1458311
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) X
                                                                    (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota
------------------------- --------- -------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  0
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

                          --------- -------------------------------------------
                          6         SHARED VOTING POWER

                                    0
                          --------- -------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    0
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              0
------------- -----------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                   [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              PN

---------------------------------                          --------------------
CUSIP No.   766907109                                      Page 3 of   8  Pages
          -----------------------                         ---------  ----------


------------- -----------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Cherry Tree Ventures III, a limited partnership
              FIN:  41-1585020
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) X
                                                                    (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------ ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota
------------------------- --------- -------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  648,163
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

                          --------- -------------------------------------------
                          6         SHARED VOTING POWER

                                    0
                          --------- -------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    648,163
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    0
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              648,163
------------- -----------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                           [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.93%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              PN

---------------------------------                        ----------------------
CUSIP No.    766907109                                   Page 4  of   8   Pages
          -----------------------                      ----------    ----------


------------- -----------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Gordon F. Stofer
              SS#:  ###-##-####
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) X
                                                                   (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota
------------------------- --------- -------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  11,398
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

                          --------- -------------------------------------------
                          6         SHARED VOTING POWER

                                    648,163
                          --------- -------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    26,398 (inclds 15,000 shrs obtainable upon
                                    exer. of options/warrants)
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    648,163
------------- -----------------------------------------------------------------
9             AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY EACH  REPORTING  PERSON

              674,561 (inclds 15,000 shrs obtainable upon exercise of options or warrants)
------------- -----------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*                                                      [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              6.17%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

---------------------------------                          --------------------
CUSIP No.    766907109                                     Page  5 of  8  Pages
          -----------------------                        ----------    --------

------------- -----------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Tony J. Christianson
              SS#:  ###-##-####
------------- -----------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) X
                                                                   (b) [ ]

------------- -----------------------------------------------------------------
3             SEC USE ONLY

------------- -----------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota
------------------------- --------- -------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER
         SHARES
      BENEFICIALLY                  0
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

                          --------- -------------------------------------------
                          6         SHARED VOTING POWER

                                    648,163
                          --------- -------------------------------------------
                          7         SOLE DISPOSITIVE POWER

                                    0
                          --------- -------------------------------------------
                          8         SHARED DISPOSITIVE POWER

                                    648,163
------------- -----------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              648,163
------------- -----------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*                                         [ ]

------------- -----------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              5.93%
------------- -----------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

              IN

                                                                  Page 6 of 8
Item 1(a)         Name of Issuer

                  Ringer Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  9555 James Avenue South
                  Bloomington, MN 55431

Item 2(a)         Name of Person Filing:

                  This statement is filed on behalf of Cherry Tree Ventures II and Cherry Tree Ventures III, Limited Partnerships and on behalf of Gordon F. Stofer and Tony J. Christianson who are Managing General Partners of Cherry Tree Ventures II and Cherry Tree Ventures III, Limited Partnerships.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  1400 Northland Plaza
                  3800 West 80th Street
                  Minneapolis, MN 55431

                  Each of Gordon F. Stofer and Tony J. Christianson has the above address.

Item 2(c)         Citizenship: Partnerships are organized in Minnesota.

                  Each of Gordon F. Stofer and Tony J. Christianson is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  common stock

Items 2(e)        CUSIP Number:

                  766907109

Item 3 If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(d), Check Whether the Person Filing is a:

                  Not Applicable.

                                                                Page 7 of 8
Item 4            Ownership:

                  (a)      Amount Beneficially Owned:
                           See pages 2, 3, 4 & 5 - Item 9

                           Mr. Stofer and Mr. Christianson are members of this group because of their positions as Managing General Partners of Cherry Tree Ventures II and Cherry Tree Ventures III; voting and control is based on their role as Managing General Partners of CTV II and CTV III and they disclaim beneficial ownership of those shares.

                  (b)      Percent of Class:

                           See pages 2, 3, 4 & 5 - Item 11

                  (c)      Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:

                                    see pages 2, 3, 4 & 5 Items 5-8

                           (ii) shared power to vote or to direct the vote:

                                    see pages 2, 3, 4 & 5 Items 5-8

                           (iii) sole power to dispose or to direct the
                                 disposition of:

                                    see pages 2, 3, 4 & 5  Items 5-8

                           (iv) shared power to dispose or to direct the
                                disposition of:

                                    see pages 2, 3, 4 & 5  Items 5-8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not Applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.

Item 7 Identification and Classificaiton of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable.

Item 8            Identification and Classification of Members of the Group:

                  The Group is Cherry Tree  Ventures II and Cherry Tree Ventures
                  III. Mr. Stofer and Mr. Christianson are members of this group because of their positions as Managing General Partners of CTV II and CTV III; voting and control is based on their role as Managing General Partners of CTV II and CTV III and they disclaim beneficial ownership of those shares.

Item 9            Notice of Dissolution of Group:

                  This is the final report for the member of the group, Cherry Tree Ventures II; all shares were distributed to partners on 12/31/96.

Item 10           Certification:

                  Not Applicable.




                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  January 30, 1997                  CHERRY TREE VENTURES II,
                                          CHERRY TREE VENTURES III
                                          LIMITED PARTNERSHIPS


By  /s/ Tony J. Christianson              By  /s/ Tony J. Christianson
     Tony J. Christianson                    Tony J. Christianson
     Individual                              Managing General Partner



By  /s/ Gordon F. Stofer                  By  /s/ Gordon F. Stofer
     Gordon F. Stofer                         Gordon F. Stofer
     Individual                               Managing General Partner